INTEGRATED HEALTHCARE HOLDINGS ANNOUNCES $20 MILLION PACT WITH ORANGE COUNTY PHYSICIANS INVESTMENT NETWORK

NEW INVESTMENT AND CO-OPERATION FROM OC-PHYSICIANS GROUP

Costa Mesa, California, Nov. 22, 2004 (PRNewswire-FirstCall) -- Integrated Healthcare Holdings Inc. (OTC Bulletin Board: IHCH) today announced that it has entered into agreements with Orange County Physicians Investment Network, LLC (OC-PIN), a group of physicians in Orange County, involving a new investment in IHHI of up to $20 million to be used for IHHI's purchase and operation of four Tenet Health System hospitals that IHHI agreed to acquire in September 2004. OC-PIN has deposited an initial $5 Million into escrow to be applied to the hospital acquisitions at closing. IHHI currently expects to close its acquisition of the hospitals in the fourth quarter of 2004.

Under the agreements with OC-PIN, an additional $5 Million may be invested in IHHI by February 25, 2004 and an additional $7.5 Million by June 1, 2005 (subject to extension in certain circumstances to December 1, 2005). A further $2.5 million investment may be made by November 30, 2005 by either OC-PIN or Dr. Anil V. Shah. If the full amount is invested, OC-PIN will receive 50 million shares of common stock of IHHI and a 49% ownership interest in a new company holding most of the real estate underlying the four newly acquired hospitals (subject to underlying debt on the real estate), and OC-PIN or Dr. Shah will receive 10 million shares of common stock of IHHI.

According to Larry Anderson, President of IHHI, "This transaction greatly strengthens IHHI financially and demonstrates the commitment of the physicians in Orange County to the future of these four (4) key hospitals." Dr. Anil V. Shah, President of OC-PIN, stated that the partnership between OC-PIN and IHHI strengthens the support of the medical community in Orange County to Integrated Healthcare Holdings. Dr. Anil V. Shah, a cardiologist at Western Medical Center, Santa Ana and Coastal Communities, will Co-Chair the Medical Advisory Boards of the acquired hospitals.

The Los Angeles law firms of Morrison & Foerster LLP and Hooper, Lundy & Bookman, Inc acted for IHHI, and the Anaheim law firm of The Lal Law Firm, APLC, acted as counsel for OC-PIN.

The above discussion of IHHI's agreements with OC-PIN and Dr. Shah are of a summary nature only, and are qualified by reference to the full text of these agreements, copies of which will be filed by IHHI with the Securities and Exchange Commission.

This press release contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or projected. Statements in this press release regarding the business of Integrated Healthcare Holdings, Inc., which are not historical in nature, are "forward-looking statements" that involve risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those anticipated, estimated, or projected in the forward-looking statements due to risks and uncertainties, including those discussed in our Annual Report on Form 10-KSB under the caption "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates.